UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23,  2018

ALKERMES PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-35299	98-1007018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Connaught House, 1 Burlington Road
Dublin 4, Ireland
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): + 353-1-772-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

Term Loan Facility

On March 26, 2018, Alkermes plc (the “Company”), Alkermes, Inc., a subsidiary of the Company (the “Borrower” or “Alkermes”), and certain other subsidiaries of the Company entered into an Amendment (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of September 16, 2011 and amended and restated on September 25, 2012, as further amended by Amendment No. 2 on February 14, 2013, Amendment No. 3 and Waiver on May 22, 2013 and Amendment No. 4 on October 12, 2016 (the “Credit Agreement”), by and among Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent and collateral agent, Citigroup Global Markets, Inc. (“Citi”) and JPMorgan Chase Bank, N.A. (“JPM”), as co-syndication agents, and the financial institutions and entities party thereto as lenders.

The Amendment amends the Credit Agreement to, among other things, (a) provide for a new class of replacement term loans in an amount equal to $284,250,000 maturing on March 26, 2023 (the “New Term Loan Facility”), (b) reduce the interest rate applicable to the term loans thereunder and (c) make certain other modifications to the Credit Agreement, including to increase covenant flexibility.

The proceeds of the New Term Loan Facility were used to refinance in full the Borrower’s $284,250,000 in term loans maturing 2021 (the “Existing Term Loans”) previously outstanding under the Credit Agreement.  The New Term Loan Facility matures on March 26, 2023 and bears interest for LIBOR Rate Loans (as defined in the Amended Credit Agreement (as defined below)) at LIBOR plus 2.25%, with a LIBOR floor of 0.00%, and for ABR Loans (as defined in the Amended Credit Agreement) at ABR plus 1.25%, with an ABR floor of 1.00%.

The New Term Loan Facility amortizes in equal quarterly amounts of 0.25% of the original principal amount of the loan, with the balance payable at maturity.  The New Term Loan Facility has the same guarantees and is secured by the same collateral as the Existing Term Loans.

The Credit Agreement, as amended by the Amendment (the “Amended Credit Agreement”), provides for incremental capacity in an amount of $175,000,000 plus additional amounts so long as the Company meets certain conditions, including a specified leverage ratio. The Amended Credit Agreement includes customary restrictive covenants subject to certain exceptions and baskets.  The Amended Credit Agreement also contains customary affirmative covenants and events of default.

Each of MSSF, Citi and JPM are affiliated with full service financial institutions, which institutions have in the past engaged, and may in the future engage, in transactions with and perform services, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Lease Agreement

On March 23, 2018, Alkermes entered into a lease agreement (the “Lease”) with PDM 900 Unit, LLC (the “Landlord”) for approximately 220,000 square feet of office and laboratory space located in a building to be built at 900 Winter Street, Waltham, Massachusetts. Alkermes plans to occupy the premises in early 2020.

The initial term of the Lease runs until fifteen years from the end of the month in which Alkermes first pays rent under the Lease. No rent is payable from the execution of the Lease until three months after the later of January 20, 2020 and the date Alkermes is able to occupy the premises. The base rent thereafter is payable monthly as follows: for the first lease year, $6,737,500 per annum (prorated); and for each successive lease year, base rent shall increase by $110,000 per year (prorated for any lease year less than twelve months in duration).  The first lease year is ten and one-half months in duration, and each successive lease year is twelve months in duration except that the final lease year shall be one and one-half months in duration.

Alkermes has an option to extend the Lease for one additional period of ten years at a rent of the greater of 95% of market rent or $38.25 per square foot per annum.

In addition to base rent, Alkermes will be responsible for costs and charges specified in the Lease, including certain operating expenses, real estate taxes, utility expenses and management fees, and for maintaining specified levels of insurance. The Company has provided a guaranty to the Landlord, as security for Alkermes’ obligations under the Lease.

Alkermes has an expansion option on an additional to-be-built building adjacent to the premises until March 22, 2021.

This description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated in this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES PLC
Date: March 29, 2018	By:	/s/ David J. Gaffin
David J. Gaffin
Senior Vice President, Chief Legal Officer and Secretary